RESEARCH AND LICENSING AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (the *"Agreement"*) is entered into as of 13.12.05__, 2005 (the *"Effective Date"*) by and between **GAMMACAN LTD.** (hereinafter *"GammaCan"*), a company duly incorporated under the laws of the State of Israel, registration no. _______ located at 11 Ben Gurion St., PO Box 226, 54101 Givat Shmuel and **TEL HASHOMER MEDICAL RESEARCH INFRASTRUCTURE AND SERVICES LTD. A COMPANY DULY REGISTERED UNDER THE LAWS OF THE SATET OF ISRAEL** (hereinafter: **"THM"**), located at THM Tel Hahsomer,, 52621 Israel

WITNESSETH:

WHEREAS, *GammaCan* is prepared to sponsor a research project relating to the mechanism of action for IVIGg, hyper-immune IVIG, and use of IVIGg as an anti-cancer treatment as set forth in the protocol (**"the Protocol"**) attached to this Agreement as Appendix 1 (hereinafter the "**Research Project**").

WHEREAS, THM is a non-profit organization established for "the benefit of the public" whose sole purpose is to promote the welfare of the Hospital, as defined herein; AND

WHEREAS: THM undertook, inter alia, to act as the operational body of the Hospital and the Fund, as defined herein, with respect to promotion, development and commercialization of intellectual property deriving from inventions of Hospital's employees; AND

WHEREAS, Dr. Miri Blank of the Hospital (hereinafter the "**Principal Investigators**") possess certain knowledge and experience in the field of the Research Project AND

WHEREAS: THM is willing to perform the Research Project directly or by employing the services of the Fund and/or any other third Party employed by THM for that purpose (the **"Research Entity"**), provided that the Principal Investigators shall supervise and lead the conduct of the Research Project;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, ***GammaCan*** and ***THM*** (hereinafter individually as a "Party; and collectively as the "Parties") agree as follows:

SECTION 1

Definitions

1.1 **"The Fund":** Medical Research Infrastructure Development and Health Services Fund by the Sheba Medical Center whose address is, Chaim Sheba Medical Center

1.2 **"GammaCan Technology"** shall mean any and all intellectual property, patents, inventions, technology, trade secrets, know-how, compounds, data, materials, methods, results, processes, information, methods of treating a subject with cancer relating to IVIG owned or licensed by GammaCan.,

1.3 **"The Hospital":** the Chaim Sheba Medical Center

1.4 **"Licensed Product"** shall mean any product developed in connection with and/or based upon the Subject Technology and covered by a Valid Claim of a Patent..

1.5 **"Net Sales"** shall mean the total amount invoiced by Gammacan, as defined bellow, in connection with the sale of Licensed Products; provided that, with respect to sales which are not at arms-length and/or are not in the ordinary course of business and/or are not according to then current market conditions for such a sale, the term **"Net Sales"** shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products, in all cases after deduction of: sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale; and provided further that, with respect to sales by GammaCan , as applicable, to any Affiliated Entity of Gammacan , as the case may be, the term, **"Net Sales"** shall mean the higher of: (a) "Net Sales", as defined above, with respect to sales which are not at arms-length and/or in the ordinary course of business and/or according to current market conditions; and (b) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i) and (ii) above, to the extent applicable. Net Sales shall not include Sublicense Fee.

1.6 **"Patents"** shall mean any and all intellectual property covering any invention discovered, conceived, together with any and all patents, patent applications, patent applications that may in the future be filed or granted on said invention whether in the United States of America or any other country, including any and all substitutions for and divisions, continuations, continuations-in-part, provisionals, and non-provisionals, renewals, reissues, any corresponding foreign patent applications and divisionals, which result from or arise under the Subject Technology.

1.7 **"Project Funds"** shall mean those funds paid by *GammaCan* to THM for the Research Project in accordance with this Agreement as set forth in Appendix 2.

1.8 **"Project Team"** shall mean the Principal Investigators and the research technicians under the Principal Investigators' direction and control who performs the Research Project who are supported in whole or in part by the Project Funds. THM shall obligate and bind the Project Team to all terms and conditions relating to confidentiality set forth herein.

1.9 **"Research Period"** shall mean a one (1) year period, the period commencing on the Effective Date and any extension thereof as to which THM, and GammaCan shall mutually agree in writing. If at any time the Principal Investigators have reason to believe work will not be completed within the Research Period, the Principal Investigators will advise GammaCan of the reason(s) and length of time required to complete the Research Project and the Research Period shall be prolonged accordingly.

1.10 **"Research Project"** shall mean the investigations, or experiments during the Research Period under the supervision of the Principal Investigators as specified in the Protocol, described in Appendix 1. Equipment as defined in Appendix 1 (the "**Equipment**") shall be purchased for the Research Project by THM, and will be owned by THM or by party designated by THM ,. THM shall not be obligated to purchase the Equipment until payment is made by GammaCan as set forth in this Agreement.

1.11 **"Sublicence"** shall mean any right granted, license given, or permitted use to a Third Party by GammaCan or its Affiliate, with respect to the Patents covering the Licensed Product; or the Licensed Product including with respect to the development, manufacture, marketing, distribution, or sale of Licensed Products The term Sublicensee shall be construed accordingly.

1.12 **"Sublicense Fee"** shall mean any consideration, received by GammaCan or its Affiliates for or from or in connection with the grant of a Sublicense, or in connection with a grant of an option for a Sublicense, less taxes, duties or other governmental tariffs. Notwithstanding the foregoing, the term "Sublicense Fee" shall not include any monies received by GammaCan or its Affiliates from a Sublicensee which is (a) a payment made directly in return for GammaCan's or its Affiliates' research, development, and clinical program which is actually performed under such Sublicense Agreement; or (b) not in connection with a Sublicense. In addition, not included in such sublicense consideration is equity investments.

1.13 **"Subject Technology"** shall mean any and all inventions, patents, technology, trade secrets, information, data, results, directly resulting from the Research

Project, in accordance with the instructions and provisions of the Protocol, in whole or in part by the Principal Investigators or the Project Team;

1.14 **"Valid Claim"** shall mean a claim of an issued patent included within the Patents, which claim has not lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.15 **"MOH"**: the Israeli Ministry Of Health

1.16 **"Ministry Guidelines"**the MOH Guidelines titled "Clinical Trials of Human Subjects" issued in 1999.

1.17 **"Appendix 4"**: Appendix 4 to the Ministry Guidelines titled "Warrants of the Sponsor", attached to this Agreement as **Schedule B** and constituting an integral part thereof.

1.18 **"ICH-GCP"**: ICH Harmonised Tripartite Guideline for Good Clinical Practice 135/95, dated 17 July 1996.

1.19 **"Helsinki Declaration"**: World Medical Association Declaration of Helsinki regarding "Ethical Principles for Medical Research Involving Human Subjects" as amended and modified from time to time.

1.20 **"The Law"** the Israeli Law for the prevention of cruelty to animals (Researches on Animals), 1994.

1.21 **"Sheba Guidelines":** "The Manual of Study Directives and Administrative Instructions: Guidelines for the Use of Clinical Research Animals at Sheba Medical Center December 1997", which is attached to this Agreement as Addendum B.

1.22 **"Council Rules":** "Council for Researches on Animals", as defined in Section 2 of the Law.

SECTION 2

Scope of Work

2.1 The Research Project as set forth in Appendix 1, shall be conducted by and under the direction of the Principal Investigators. THM shall provide personnel, facilities, and resources as required to accomplish the work necessary to complete the Research Project. The Principal Investigator will be responsible for the direction of the Research Project in accordance with all applicable Hospital's policies and all Israeli applicable laws and regulations.

2.2 The Principal Investigators are considered to be essential to the work performed

under this contract. If, during the Research Period, any one of the Principal Investigators shall cease to supervise the Research Project, for any reason whatsoever, then THM shall use its best efforts to appoint, within 45 days, a successor investigator whose identity shall be approved in advance by GammaCan (herein: **"the Successor Investigator"**). Should the Fund not be able to appoint such Successor Investigator, then the performance of that part of the Research Project that wasn't performed shall terminate 60 (sixty) days after such cessation and GAMMACAN shall be released from any obligation to fund such part of the Research Project.

2.3 The Principal Investigators shall retain separate laboratory data books and notebooks for any and all data, results, experiments, and information of the Research Project, tissue blocks, slides and other records; copies of all such records shall be provided to GAMMACAN upon GAMMACAN's written request, subject to THM's right to retain one copy of all aforementioned information for archival purposes.

2.4 The Principal Investigators shall advise GAMMACAN of the progress of the Research Project whenever GAMMACAN reasonable request such reports during the Research Period, and provide GAMMACAN with weekly progress reports concerning a detailing the progress of the Research Project (hereinafter "Weekly Reports"). A final written report setting forth the results achieved under and pursuant to the Research Project shall be submitted by the Principal Investigators to GAMMACAN within thirty (30) days of termination of the Research Period. Such final report shall include: a complete summary of the research carried out and detailed experimental protocols of the research performed in the course of the Research Project.

2.5 The Principal Investigators shall, throughout the term of this Agreement, provide to GAMMACAN copies of all data, material, results, and other information generated by or on behalf of the Project Team pursuant to this Agreement, including, without limitation, all raw data obtained as a result of studies conducted in the course of Research Project, all experimental procedures developed under the Research Project in sufficient written detail to permit GammaCan's personnel to employ such procedures in their own research, and all material developed under the Research Project.

2.6 The Research Project includes several studies in animals and in human subjects as specified in the Protocol (herein: **"the Trials"**). All Trials shall be carried out in strict compliance with any applicable Israeli laws, regulations, or guidelines governing the conduct of such research.

2.7 It is a condition precedent to the commencement of any of the Trials that approval is received from the Helsinki Committee and from the Hospital's Committee for Research Contracts with Commercial Companies (**"the Approvals"**). The performance of each Trial shall be subject to the conditions, instructions and/or

reservations specified in the Approvals.

If, other request for permits and/or authorization from any local or national regulatory authorities of any kind shall be necessary for the performance of the Trials (herein: **"the Additional Approvals"**), the Trials shall commence only after the Additional Approvals were granted and subject to reservations, conditions and/or restrictions specified therein.

In the event of any discrepancy between the Protocol, Sheba Guidelines, Council Rules, the conditions and instructions specified in the Approvals and the Additional Approvals, then the Sheba Guidelines and/or Council Rules and/or the conditions and instructions specified in the Approvals and in the Additional Approvals will prevail.

2.8 The knowledge and any material and/or drugs and/or device required for the performance of the Trials will be supplied to THM by GAMMACAN, at the sole expense of GAMMACAN, and in accordance with the quantities and timetable specified in the Protocol of which GAMMACAN shall retain ownership and all rights in. except rights in and to the Equipment

2.9 Both Parties undertake that all Trials shall be performed in accordance with the Laws and Regulations of the State Of Israel, the conditions and Instructions specified in the Approvals the ICH-GCP and the Protocol.

2.10 **Trials in Animals**:

In addition to the other terms of this Agreement, should a Trial be performed in animals, as defined in the Law, and/or on tissues and/or cells of such research animals (**"An Animal Trial"**), the following terms and provisions shall apply:

2.10.1 An Animal Trial shall be performed in accordance with the Law and it's regulations and guidelines.

2.10.2 The parties undertake to comply with all the directives and instructions as specified in the "Sheba Guidelines", and with all the instruction, regulations and directives of the Council Rules.

2.11 **Trials in Human Sublects:**

In addition to the other terms of this Agreement, should a Trial be performed in Human Subjects and/or Human's tissues and/or cells and/or should a Trial be subject to the Ministry Guidelines, according to the specifications of the Ministry Guidelines (**"Trial in Humans"**), the following terms and provisions shall apply:

2.11.1 In the event one or more of the participating patients sustain any adverse

effect related to a Trial, the Investigator shall inform GAMMACAN and/or the Hospital's Helsinki Committee and/or the Hospital management and/or the authorized national health authorities. The Investigator and/or THM and/or the Research Entity are also entitled to immediately cease the performance of the Trial and report their decision to GAMMACAN.

2.11.2 The Parties and the Research Entity shall comply with the Ministry Guidelines, including without limitation, Appendix 4 and with the Helsinki declaration.

SECTION 3
LICENSE

3.1 License Grant. Subject to the terms and conditions of this Agreement, THM hereby grants to GammaCan and its Affiliates during the Licensing Term an exclusive (even as to THM), worldwide, royalty bearing license, with the right to Sublicense through multiple tiers, in accordance with the terms and conditions of this Agreement, all the rights and interest in and to the Patents, Subject Technology; and any and all the rights to research, develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products (**"the License"**).

3.2 Sublicenses. In the event that GammaCan grants any Sublicense, such Sublicense shall include terms and conditions consistent with the terms and conditions of the license granted under this Agreement.

3.3 Royalties. GammaCan shall pay to THM a royalty of 3% of Net Sales of Licensed Product during the Royalty Term.

3.4 Sublicense Fee. In the event that *GammaCan* or its Affiliates grants a Sublicense to a Sublicensee in a given jurisdiction, *GammaCan* shall pay to *THM* an amount equal to twenty percent (20%) of the Sublicense Fee actually received from such Sublicensee .

3.5 License Term

3.5.1 The License shall remain in force in each of Israel and the USA, with respect to each Product

3.5.1.1 in the case in which there is any Patent having a Valid Claim covering such Product in such country, the date of expiry of the last of the Patents in such country covering such Product to expire;

or

3.5.1.2 in the case in which: (i) there is no Patent covering such Product in such country ; and (ii) there is any Subject Technology that is identifiable, secret and of value incorporated into such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by GammaCan or a Sublicensee of such Product in such country, provided that and for so long as such Licensed Information remains secret and of value.

3.5.2 The License shall remain in force in each country (other than Israel and the USA) with respect to each Product having a Valid Claim until the later of

3.5.2.1 the date of expiry in such country of the last of the Patents covering such Product to expire; or

3.5.2.2 the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by GammaCan or a Sublicensee of such Product in such country.

GammaCan shall notify THM in writing immediately upon the making of each first commercial sale specifying its date, the country in which such sale took place and the type of Product sold.

SECTION 4

Research Payment

4. Research Funding. During the Research Term, GammaCan shall pay THM the amount of two hundred thousand U.S. dollars (US$200,000) + V.A.T to be paid in _____ equal quarterly installments starting within thirty (30) days of the Effective Date, for research performed by THM pursuant to the Research Plan and the terms of this Agreement. [See appendix 2] Payments shall be made in Israeli currency according to the prevailing representative rate of exchange on the date of payment.

SECTION 5

Reports

5.1 In calculating Payments under Section 3, all amounts shall be expressed in US Dollars and any amount received or invoiced in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be. Payments shall be made in Israeli currency according to the prevailing representative rate of exchange on

the date of payment.

5.2 GammaCan shall pay to THM amounts due under Section 3, in the case of Net Sales under Section 3.3, on a quarterly basis and no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are received by GammaCan; and in the case of a Sublicensing Fee under Section 3.4, within ten days (10) of receipt of such payment.

5.3 GammaCan shall submit to THM on a quarterly basis from the Effective Date of this Agreement, a full and detailed written report, in a form acceptable to THM, certified as being correct by the chief financial officer of the GammaCan setting out amounts owing to THM under Section 3 of this Agreement, which shall include. :

i) the sales made by GammaCan and Sublicensees, including a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold;

ii) the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof; and deductions applicable, ; and

iii) any other information, data and document invoices necessary to enable the determination of the amounts of royalties payable hereunder.

5.6 GammaCan shall keep and shall cause Sublicensees to keep complete, accurate and correct books of account and records consistent with sound business and accounting principals and practices and in such form and in such details as to enable the determination of the amounts due to THM in terms hereof. GammaCan shall supply THM at the end of each calendar year, commencing with the first calendar year in which any amount is payable by GammaCan to THM under this clause, a report in respect of the amounts due to THM pursuant to this clause in respect of the year covered by the said report and containing details in accordance with this clause above in respect of the quarterly reports. GammaCan shall retain and shall require and cause its Sublicensees to retain the aforegoing books of account for 6 (six) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective.

5.7 THM shall be entitled to request that independent third party audit approved by GammaCan (such approval not to be withheld unreasonably) to inspect at reasonable times and to make copies of GammaCan's and Sublicensees' books of

accounts, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to THM under this clause ("Audit Information"), provided however that THM shall give GammaCan or Sublicensee (as the case may be) reasonable notice of such inspection, and that THM shall exercise its inspection rights pursuant to this clause no more than twice annually, and further provided that such representatives shall be bound by an undertaking of confidentiality in customary form (which undertaking, for the removal of doubt, shall not prevent or restrict the disclosure or furnishing to THM by such representatives of all relevant information arising from such inspection). GammaCan shall take all steps necessary so that all Audit Information of GammaCan and its Sublicensees are available for inspection as aforesaid at a single location for each of GammaCan and its Sublicensees. All Audit Information shall be held in trust with the auditor, and shall not be disclosed, released to THM or any person or party. Upon completion of the audit, the auditor shall promptly destroy all Audit Information. In the event that any inspection as aforesaid reveals any underpayment by GammaCan to THM in respect of any year of the Agreement in an amount exceeding 5% (five percent) of the amount actually paid by GammaCan to THM in respect of such year then GammaCan shall (in addition to paying THM the shortfall together with interest thereon in accordance with clause 20.2 below), bear the costs of such inspection. The provisions of this clause 5 shall survive the termination of this Agreement for whatsoever reason.

SECTION 6

Confidentiality Agreement

6.1 THM, the Principal Investigators and the Project Team acknowledge that during the Research Period, THM, the Principal Investigators and the Project Team will have access to and possession of GAMMACAN Technology, such as proprietary information and material, which is confidential belonging to GAMMACAN. THM, Principal Investigators and the Project Team recognizes that all of such Proprietary Information, other than information generally known to the public, is a unique asset of the business of GAMMACAN, the disclosure of which would be damaging to GAMMACAN. THM, the Principal Investigators, and the Project Team agree that the Principal Investigators and the Project Team will not at any time, whether during or after cessation of the Research Project, except as authorized by GAMMACAN, disclose or divulge (or enable anyone else to use, divulge or disclose) to any person, association or entity any Proprietary Information obtained during the course of the Research Project or Subject Technology. "**Proprietary Information**" includes GAMMACAN Technology; Patents, and Subject Technology. Such GAMMACAN Proprietary Information shall be clearly labeled

as confidential by GAMMACAN, or if presented in oral form, is immediately identified as confidential and is summarized and labeled in written forms as confidential within fifteen (15) days of its oral presentation.

THM, the Principal Investigators and the Project Team shall keep strictly confidential all matters and information entrusted to the Principal Investigators and shall not use or attempt to use any such Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to GAMMACAN.

6.2 The above obligation of confidentiality shall not apply to information which: (i) is in or which becomes a part of the public domain not as a result of a breach of this Agreement, (ii) information lawfully received from a third party who had the right to disclose such information and (iii) is requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other process) to disclose all or any part of any Proprietary Information. Principal Investigators will provide GAMMACAN with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirements, so that GAMMACAN may seek an appropriate protective order. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available step to resist or narrow such request or requirement. Principal Investigators may disclose that portion of such information as compelled to by law and will not oppose action by GAMMACAN to disclose, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such Information to the extent permitted or possible according to the relevant laws. (iv) information lawfully possessed by THM, the Hospital, the Fund, the Principal Investigators or the Research Team prior to the Effective Date as proved by written evidence

6.3 Upon written notice by GAMMACAN, Principal Investigators shall promptly redeliver to GAMMACAN all written Proprietary Information; and data, information, materials and results, resulting from or arising under the Research Project. Principal Investigators shall not retain any copies, extracts or other reproductions in whole or in part of such written Proprietary Information or data, information, materials and results, resulting from or arising under the Research Project (and upon request certify such redelivery or destruction to GAMMACAN in a written instrument reasonably acceptable to GAMMACAN and its counsel). Not withstanding the aforementioned THM shall be entitled to retain one copy of all above information for archival purposes.

SECTION 7
Ownership and Patents

7.1 Neither party claims by virtue of this Agreement any right, title, or interest in (a) any issued or pending patents owned or controlled by the other party or (b) any invention, process, or product arising out of the other party's previous research or development, whether or not patented or patentable which is not subject to any agreement between the Parties.

7.2 GammaCan hereby declares and covenants that it is the sole owner or licensee of the rights, title and interest in and to GammaCan Technology, including that it has all powers, rights and title required to enter into this Agreement and that there is no legal or contractual impediment which prevent GammaCan from entering into this Agreement. GammaCan declares that it does not infringe any third parties' rights including but not limited to proprietary, contractual, trade secret, trade mark, patent, proprietary information and non disclosure rights.

7.3 Principal Investigators hereby agree to assign and will assign to THM the entire right, title, and interest in and to any Subject Technology and/or Patents resulting from or arising under the Research Project. THM agrees to exclusively license to GAMMACAN any and all Subject Technology, according to the terms and conditions of this Agreement.

7.4 The Principal Investigators agree to assist GAMMACAN in every proper way (but at GAMMACAN's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end Principal Investigators will execute all documents necessary: (i) to apply for, obtain letters patent, copyrights or other analogues protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

7.5 **Prosecution and Maintenance of Controlled Patents.** GammaCan shall control prosecution and file and maintain all patents arising from the Subject Technology. GammaCan shall provide THM with an opportunity to review and discuss with GammaCan prosecution strategy and to consult with GammaCan on the content of patent filings with respect to Controlled Patents. GammaCan shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing, prosecution and maintenance of such Controlled Patents by GammaCan. GammaCan undertakes to notify THM in writing in a timely manner if it does not desire to support the continued prosecution or appeals or

maintenance of any of the Patents included in the Controlled Patents. In the event GammaCan declines to pursue, or does not, within sixty (60) days following written request from THM, take reasonably requested action with respect to, the filing, prosecution or maintenance of any Patents included in the Controlled Patents, THM may, at its own expense, continue to prosecute or maintain such Controlled Patent, in which case GammaCan' license hereunder with respect to such Patent shall be terminated forthwith and all rights with respect thereto shall revert to THM.

7.6 Enforcement of Controlled Patents. Each party shall promptly notify the other in writing of any alleged or threatened infringement of any Patent included in the Controlled Patents of which such party becomes aware.

(a) With respect to any infringement of any Patent included in the Controlled Patents, GammaCan shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice, and THM shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If GammaCan fails to bring such an action or proceeding within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, THM shall have the right to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice, in which case GammaCan' license hereunder with respect to such Patent shall be terminated forthwith and all rights with respect thereto shall revert to THM..

(b) In the event a party brings an infringement action in accordance with this Section 7.6, the other party shall cooperate fully, at GammaCan's expense, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld). Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of GammaCan and THM, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement.

SECTION 8

Business Conduct.

8.1 In order to maintain and enhance GAMMACAN's standing and integrity in the business community, the personal conduct of the Principal Investigators shall be professional and the Principal Investigators shall at all times observe high

standards of professionalism.

8.2 Principal Investigators shall not co-mingle any tangible material of the Proprietary Information with any other proprietary biological or chemical material of other persons or entities.

SECTION 9

Termination

9.1 The Research Project shall continue in effect for the full duration of the Research Period unless sooner terminated in accordance with this Section 9. The Parties hereto may, however, extend the term of the Research Project for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign

9.2 In the event that either party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice. Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement.

9.3 Sections 3,4,5,6,7,8, and 9 of this Agreement shall survive expiration or termination of this Agreement.

9.4 During the Term of the Research Period, and under Section 4 of this Agreement, , GammaCan has the right to terminate this Agreement by giving written notice to THM. Upon notice by GammaCan to THM, this Agreement is terminated,. In such event Gammacan shall pay THM all the following: (i) the Research Funding pro rata according to the Research Plan and (ii) all expenses which have been incurred by THM for the performance of the Research according to the Research Plan and that cannot be cancelled and (iii) the Royalties and Sublicense Fees according to clause 3 hereunder.

9.5 In the event GammaCan determines that health or patient safety considerations indicate that the Trial or Research should cease, GammaCan shall promptly inform THM of such determination and the reasons therefore and the Trial or research immediately terminate.

9.6 Without derogating from THM's rights hereunder or by law to any other or additional remedy or relief, it is agreed that THM may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on GAMMACAN upon or after: (i) the commitment of a material breach hereof by GAMMACAN, which material breach cannot be cured or, if curable, which has not been cured by GAMMACAN in breach within 21 (twenty-one) days (or, in the case of failure by GAMMACAN to pay any amount due from GAMMACAN to THM pursuant to or in connection with this Agreement on or before the due date of payment, 10 (ten) days) after receipt of a written notice from THM in respect of such breach, or (ii) the granting of a winding-up order in respect of GAMMACAN, or upon an order being granted against GAMMACAN for the appointment of a receiver, or if GAMMACAN passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of GAMMACAN, or if a temporary or permanent attachment order is granted on GAMMACAN's assets, or a substantial portion thereof, or if GAMMACAN shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause above under the laws of any jurisdiction occurs in respect of GAMMACAN; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act.

10

SECTION 10

Exclusion of Liability and Indemnification

10.1 THM, the Inventors, The Research Entity, the Hospital and their respective directors, officers and employees (hereinafter collectively **"the Indemnitees"**) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys' fees) of whatever kind or nature (all of the aforegoing, collectively, **"Liabilities"**) caused to or suffered by any person or entity (including GammaCan or any Sublicensee) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement and/or the Research Project and/or or the exercise of the Licence, including directly or indirectly arising out of or resulting from or encountered in connection with: (i) the development, manufacture, sale or use of any of the Licensed Products by GammaCan, any Sublicensee or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products from any of the aforegoing; or (ii) the exploitation or use by GammaCan or any Sublicensee

of the Subject Technology or any part thereof, including of any data or information given, if given, in accordance with this Agreement, except to the extent such Liabilities are as a result from the gross negligence or willful misconduct of any of the Indemnitees; or (iii) breach of intellectual property rights of any third party by GAMMACAN and/or by the Indemnitees related to or in connection with this Agreement and/or GAMMACAN Technology and/or the Subject Technology and/or the Licensed Products.

10.2 In the event that any of the Indemnities should incur or suffer any Liabilities that directly or indirectly arise out of or result from or are encountered in connection with this Agreement and/or the Research Project and/or the exercise of the Licence as aforesaid in clause 10.1 above, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in clause 10.1 above, then GammaCan shall indemnify and hold harmless the Indemnitees from and against any and all such Liabilities. Without limiting the generality of the aforegoing, GammaCan's indemnification as aforesaid and the exclusion of liability in clause 10 above or for breach of any third party's intellectual propery rights related to the Research Project shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

10.3 Gammacan shall bear sole responsibility and bear any payment and/or compensation and/or liability for any damage whatsoever caused to any person, directly or indirectly, as a result of the performance of the Research Project and/or related to GammaCan Technology and/or to the Subject Technology and/or to Licensed Products

10.4 GammaCan shall at its own expense insure its liability pursuant to clause 10.2 – 10.3 above, such insurance to commence on the effective date and remain in force throughout from the first commercial sale or clinical testing of the Licensed Product and continuing during the entire Licence Period plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be GammaCan, the Indemnities and the beneficiaries thereof shall include also the respective employees, officers and directors of THM , the Fund, THM Hospital. The policy or policies so issued shall include a "cross-liability" provision pursuant to which the insurance is deemed to be separate insurance

for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. GammaCan hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. GammaCan shall be obliged to submit to THM copies of the aforesaid insurance policy or policies within 14 (fourteen) days of the date of issue of each such policy.

10.5 Under no circumstances the liability of THM to GAMMACAN under or arising out of this Agreement whether for breach of contract, in tort (including, but not limited to, negligence) or otherwise shall exceed in aggregate a sum equal to the Research Funds.

10.6 Notwithstanding anything else contained in this agreement the THM shall not be liable to GAMMACAN for loss of profits nor shall it be liable for loss of contracts, loss of goodwill or other special, indirect or consequential loss whether arising from negligence, breach of contract or howsoever.

10.7 The provisions of this clause 10 shall survive the termination of this Agreement for whatsoever reason.

SECTION 11
Use of Name

11.1 GAMMACAN shall not use the names or trademarks of THM, the Research entity and/or the Hospital nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from THM, except that GAMMACAN may state that it has a Research Agreement with THM.

11.2 THM shall not use the names or trademarks of GAMMACAN, nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from GAMMACAN except that THM may state that it has a Research Agreement with GAMMACAN.

SECTION 12
Notices

12.1 With the exception of research funds paid by GAMMACAN under the provisions of Section 3, all notices and other communications between the parties

shall be deemed sufficiently given when hand-delivered or sent by prepaid United States mail or other recognized carrier, addressed as follows:

If to GammaCan, notices must be addressed to:

GammaCan International Ltd.
11 Ben Gurion St., PO Box 226,
54001 Givat Shmuel
Attention:
Telephone: ....
Facsimile: ....

With copies to:
Pearl Cohen Zedek Latzer LLP
5 Shenkar St.
P.O. Box 12704

Herzelia 46733 Israel

Attention: Mark S. Cohen

Tel: 972-8004

Fax: 972-8001

If to THM, notices must be addressed to:

[address]
Attention: ....
Telephone: ....
Facsimile: ....

SECTION 13
Representations and Warranties

Nothing contained in this Agreement shall be construed as a warranty on the part of THM

that any results will be achieved by the Research Project, or any other results achieved by the Research Project, if any, are or will be commercially exploitable and furthermore, THM makes no warranties whatsoever as to the commercial or scientific value of the Research Project and/or as to any results which may be achieved in the Research Project. THM will use its best efforts to perform the research as set forth in Section 2, THM makes no warranties, either expressed or implied, as to the results of such research or the merchantability or fitness for a particular purpose of the research or arising out of the research.

SECTION 14

Severability of Provisions

13 If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 15

Governing Law

14 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel, excluding its conflicts of laws principles And the Competent court of law in Tel Aviv shall acquire exclusive jurisdiction.

SECTION 16

Non-Waiver

15 The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

SECTION 17

Entire Agreement

16 This Agreement contains the entire Agreement and understanding of the parties with respect to the subject matter hereof, supersedes any prior Agreements and understandings with respect thereto and cannot be modified, amended or waived, in

whole or in part, except in writing signed by the party to be charged. Any such purported modification, amendment, or waiver shall be null and void. A discharge of the terms of this Agreement shall not be deemed valid unless by full performance of the parties hereto or by writing signed by the parties hereto. A waiver by GAMMACAN of any breach by the Principal Investigators of any provision or condition of this Agreement to be performed by the Principal Investigators shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

SECTION 18

Assignment

17 This is a personal services Agreement and the Principal Investigators may not assign this Agreement to any third party. THM shall be entitled to assign it's rights and obligations under this Agreement to any association and/or organization and or company that was established in connection with or for the benefit of the Hospital.

SECTION 19

Binding Effect

18 The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, GAMMACAN, its successors and assigns, and upon THM, its successors and assigns.

19 **SECTION 20**

Remedies for Breach and Interest

19.1 No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

19.2 Any amount payable hereunder by any party to the other, that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the maximum rate prevailing from time to time during the period of arrears at Bank Hapoalim B.M. in respect of unapproved overdrafts in current accounts.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this **RESEARCH AND LICENSE AGREEMENT**, including the Exhibit attached hereto and incorporated herein by reference.

THM	**GammaCan International Ltd.**
By: Rotstein	By: Vered Caplan
Name: ROTSTEIN ZEEV	Name: Vered Caplan
Title: CEO	Title: CEO

I, Dr. Miri Blank named as Principal Investigators in this Agreement, acknowledge that I have each read this Agreement in its entirety and that I shall use reasonable efforts to uphold each of my individual obligations and responsibilities set forth herein:

By: Prof Miri Blank 22.11.05
Signature Date

APPENDIX 1

GammaCan

Analyses of IVIG mechanisms as anti-metastatic agent in animal models

Company: GammaCan

Research location: The Rsearch Unit for Autoimmune Diseases
Sheba Medical Centre , Tel-Hashomer

PI: Dr. Miri Blank

Scientific Background:

Intravenous immunoglobulin (IVIG) is mainly composed of IgG molecules and is designated as gamma-globulin preparation for intravenous use. It is prepared from large pools of plasma of more than 6,000 - 15,000 healthy blood donors, and therefore contains antibodies against an extremely wide spectrum of antigens. Currently, IVIG therapy is known to be beneficial in the treatment of autoimmune and systemic inflammatory disorders, including systemic lupus erythematosus (SLE), dermatopolymyositis, rheumatoid arthritis, multiple sclerosis, myasthenia gravis, Guillain-Barr syndrome, juvenile diabetes, cardiomyopathy, antiphospholipid syndrome, Crohn's disease, Graves Disease, Sjogren's syndrome, alopecia, and psoriasis (1,2).

Several mechanism of immunomodulating activities were proposed to explain the wide panel of IVIG activities , reviewed in ref.3. Based on in-vitro and in-vivo studies,

one of the dominant hypotheses is that it involves manipulation of the idiotypic network by suppression of antibody production, B cell depletion, and neutralization of pathogenic autoantibodies activities. Furthermore, IVIG was found to modulate surface molecule expression and induction of apoptosis in human cells. These include Fas-mediated pathways, cross-linking surface immunoglobulin to inhibitory FcRIIB expressing the ITIM (immunoreceptor tyrosine-based inhibitory mofif), thus deleting the idiotype specific B cells, homoaggregation of FcRIIB and MHC classI and MHC classII mediated pathways (3,4). Based on the proapoptotic, anti-idiotypic activities, the fact that the antibodies are from healthy individuals with no side effects , eliciting strong anti-infectious clearance and ADCC (antibody dependent cell-mediated cytotoxicity) activities, introduced the IVIG for tumor patients.

Evidence exist to suggest IVIG as an anti-cancer agent (5-10). Regression in Kaposi's sarcoma (KS) was noted in patients successfully treated with IVIG (5). Chronic lymphocytic leukemia (CLL) was shown to be responsive to treatment with IVIG in several studies(6). The overall mortality in the IVIG treated group was lower than in the controls. Also, a lower number of lymphocytes were recorded in the IVIG treated group, thus pointing to the anti-leukemic effect of the IVIG (7,8). A response rate of 78% was observed among 23 patients with CLL at various stages of the disease that were treated either by IVIG alone or in combination with prednisone (9). A patient with a malignant peripheral nerve sheath tumor (MPNST) was treated with IVIG for multiple sclerosis. Her MPNST course was more indolent than expected, with a longer disease free interval (10).Fishman et al showed that administration of IVIG to mice inoculated i.v. with melanoma or sarcoma cells induced a statistically significant inhibition of metastatic lung foci and prolongation of survival time (11). Similar results were seen with SCID mice inoculated with SK-28 human melanoma cells. In a different model, a lower number of melanoma recurrences and prolongation of survival time were demonstrated in the IVIG-treated groups. *In vitro* studies revealed that IVIG was found to stimulate the production of IL-12, an anti-tumor and anti-angiogenic cytokine. Moreover, it enhanced NK cell

activity, thus explaining its beneficial effect in SCID mice (which lack B and T but possess NK cells). The results indicate that IVIG acts as an anti-tumor agent, and may be considered as a potential therapy for the prevention of tumor spread in humans. An additional pathway of IVIG activity in tumor addressed the IVIG effect on the degradation of the extracellular matrix (ECM), an essential process required for progression and metastasis of cancer cells. The ECM-degrading enzymes, matrix metalloproteinases (MMPs), are produced mainly by intratumor monocytes/macrophages. MMPs, particularly MMP-9, are reported to be of crucial significance for both growth and tumor invasiveness. Inhibition of the expression of MMP-9 may prevent tumor development. Lahat N et al proved that IVIG inhibit MMP-9 secretion and mRNA expression by *in vitro* differentiated human monocytic cells (12). The results show that the whole IgG molecule may be needed for pertinent IVIG-induced MMP-9 down-regulation (12). $F(ab)_2$ prepared from IVIG showed direct binding to cellular structures of different tumor tissues (13). Direct immunohistochemistry using a streptavidin peroxidase staining method was performed on biopsy samples of 18 different tumor tissues. Positive staining of the cytoplasm, cell membrane and nuclear membrane of several types of malignant tumors by $F(ab)_2$ from IVIG was immunohistochemically demonstrated. Nuclear staining of tumor cells by IVIG was rare. IVIG bound to different tumors of epithelial origin, especially colon carcinoma, breast carcinoma and squamous cell carcinoma of the lung. Malignant tumors of mesenchymal origin such as leiomyosarcoma have also demonstrated positive staining by IVIG. Hence, IVIG contains antibodies to the cytoplasm, nuclear membrane and cell membrane of different malignant tumors especially of epithelial origin. This binding might provide a basis for the assumption that IVIG treatment of cancer patients may induce antibody dependent cell mediated cytotoxicity response against tumors, and implies that it can be potentially beneficial as adjuvant treatment of malignant diseases. Merimsky et al observed a patient with a malignant peripheral nerve sheath tumor (MPNST) who was treated with IVIG for multiple sclerosis. Her MPNST course was remarkably longer and more indolent than

expected; and she achieved a disease-free interval (DFI) of 30 months. Seven other patients, who were not treated by IVIG, had a relatively aggressive course (median DFI 3 months) (10). These results led to examine the effect of IVIG on the growth of sarcoma *in vitro* and *in vivo* in an experimental model of MCA-bearing mice. When added to MCA-105 sarcoma cell cultures, IVIG produced a dose-dependent inhibitory effect on $[H^3]$-thymidine incorporation. The results demonstrate that the anti-proliferative activity results from an **apoptotic effect** of IVIG on the tumor cells. In a second set of experiments, we evaluated the capability of IVIG, when administered orally or subcutaneously, to inhibit the growth of MCA-105 sarcoma lung metastases. A decrease in the mean lung weight was observed in the mice that were treated by s.c. or oral administration, the latter being more effective. The results point to a potential role for IVIG in the treatment of MPNST and other soft tissue sarcomas. Recently, we reported about a patient with superficial spreading melanoma with liver and lung metastases. The patient refused chemotherapy and was treated with monthly high dose IVIG (2g/kg) (14). Six months after the initiation of IVIG therapy the liver metastases regressed significantly, while the lung metastases remained the same. After about 9 months from the initiation of IVIG therapy new subcutaneous and bony metastases appeared, which continued to grow in the next 6 months, although there was no significant change in the lung and hepatic lesions. The patients died in a septic state 14 months after the start of IVIG. This is the first report pointing to the probable efficiency of high dose IVIG in cases of unresponsive widespread metastases of melanoma, and points to the implantation of IVIG in some patients with tumor metastases.

Objectives:

IVIG was shown to affect tumor growth and metastatic spread in several cases of tumors,

shown in *in-vitro* and *in-vivo* studies. We propose:

1) To study the effect of IVIG on tumor growth and metastasis in animal models.

2) To study the effect of IVIG on tumor metastasis *in-vitro*.

3) To decipher the signaling cascades leading to the antimetastatic activity of IVIG.

4) Identification of genes modulated by IVIG in organs associated with metastatic progression, upon treatment with IVIG.

Detailed description of the scientific plans:

The effect of IVIG on tumor progression in animal models:

Whole IVIG compound, IgG from one healthy individual as negative control and maltose the IVIG solvent, will be injected as treatment into the relevant tumor mouse models. The results will be compared to non treated animals. The following animal models will be studied: B16 induced **melanoma** model in which preliminary study was previously reported by Fishman P et al (11) showed the efficacy of IVIG treatment. To test the **prostatic tumor** we will use a common animal model used in the literature: the human PC3 prostate cancer cells will be injected into the left cardiac ventricle of nude mice (15). **Colon carcinoma** will be induced in a BALB/c mouse by subcutaneously administration of CT26 cells and HT29 into nude mice (16). Xenograft transplantation of the human mammary carcinoma cells BT-20 and MCF-7 will induce **breast cancer** in nude mice (17).

$F(ab)_2$ and Fc portions of IVIG will be subjected to tumor models affected by the whole molecule of IVIG. $F(ab)_2$ and Fc portions of IgG affinity purified from healthy individual will be used as negative control.

All the treated and non treated animals will be histologicaly analyzed. Functional cytotoxic

T lymphocyte activity in the treated mice with IVIG, IgG from one individual and non treated mice will be studied by ^{51}Cr-release assay. Presence of apoptotic cells in the affected organs will be analyzed by TUNEL assay. In addition, the specific tumors will be analyzed on the protein level for signaling pathways including apoptosis, cell cycle, MAPK, MMPs and others affected by the treatment using the PANORA-array and the affected genes will be identified employing tumor tissue mRNA and the Affimetrix-gene-array technology.

The PANNORAMA-array technology is based on tissues lysate subjection onto "Panorama antibody microarray cell signaling" kit (Sigma cat.# CSAA1), a slide which contains 224 different antibodies on a grid-nitrocellulose-coated glass slides. The antibodies cover biological pathways such as apoptosis, phosphorilation (FAK, MAPK, Raf, p38, Pyk2, PAK1 and DAPK), nuclear proteins, tumorgenesis proteins, MMPs and others. The detection is by fluorescence using Cy3/Cy5 molecules. The results are read employing the DNA-scaner-array and the appropriate program. The detected proteins will be confirmed by SDS-PAGE and immunoblot analyses.

The gene cascades affected by the IVIG treatment will be analyzed by preparing mRNA from the affected tumor organs, introducing to Affimetrix-CHIP-gene array composing of 1000 genes. The data will be analyzed by appropriate software. This part will be done as a service in a gene array unit.

The effect of IVIG on tumor metastasis *in-vitro*.

We plan to employ the widely used *in-vitro* matrigel invasion model (18). The following tumor cell lines will be subjected to a double chamber Matrigel barrier system: IVIG as a whole molecule, F(ab)2 and Fc portions will be introduced to the following tumor cell lines *in-vitro*: A2058 highly invasive human melanoma cells, PC3 prostatic cell line; SW480, H-29, CT26

human and mouse colon carcinoma cell lines and the human mammary carcinoma cell MCF-7 and mouse breast adenocarcinoma cells. The following parameters will be analyzed: a) Proliferation assay in the double chamber matrigel system of invasion; b) Expression of MMP2,7,9 as secreted molecule in the cultured cells exposed to IVIG compared to irrelevant controls. c) Regulatory genes and oncogene expression employing gene array analyses.

IgG from one healthy individual and its $F(ab)_2$, and Fc will be used as negative controls.

References:

1. Dwyer JM. Manipulating the immune system with immune globulin. N Eng J Med 326:107-116, 1992
2. Bayry J, Lacroix-Desmazes S, Kazatchkine MD, Kaveri SV. Intravenous immunoglobulin for infectious diseases: back to the pre-antibiotic and passive prophylaxis era? Trends Pharmacol Sci. 25:306-10,2004
3. Bayry J, Thirion M, Misra N, Thorenoor N, Delignat S, Lacroix-Desmazes S, Bellon B, Kaveri S, Kazatchkine MD. Mechanisms of action of intravenous immunoglobulin in autoimmune and inflammatory diseases. Neurol Sci. 24:217-21,2004
4. Prasad NK, Papoff G, Zeuner A, Bonnin E, Kazatchkine MD, Ruberti G, Kaveri SV. Therapeutic preparations of normal polyspecific IgG (IVIG) induce apoptosis in human lymphocytes and monocytes: a novel mechanism of action of IVIG involving the Fas apoptotic pathway. J Immunol.161:3781-90,1998
5. Carmeli Y, Mevorach D, Kaminski N, Raz E. Regression of Kaposi's sarcoma after intravenous immunoglobulin treatment for polymyositis. Cancer 73:2859-61,1994
6. Molica S, Musto P, Chiurazzi F, Specchia G, Brugiatelli M, Cicoira L, et al. Prophylaxis against infections with low-dose intravenous immunoglobulins (IVIG) in chronic lymphocytic leukemia. Results of a crossover study. Haematologica 81:121-126,1996
7. Chapel H, Dicato M, Gamm H, Brennan V,Ries F, Bunch C, et al. Immunolglobulin replacement in patients with chronic lymphocytic leukemia: a comparison of two dose regimes. Br J Haematol 1994;88:209-12.
8. Nathanson L, Hall TC. Paraneoplastic syndrome. Smin Oncol 24:265-381,1997
9. Besa EC. Recent advances in the treatment of chronic lymphocytic leukemia: Defining the role of intravenous immunoglobulin. Semin Hematol 29: suppl 2, 14-23,1992

10. Merimsky O, Meller I, Inbar M, Bar-Yehuda S, Shoenfeld Y, Fishman P. A Possible Role for IVIG in The Treatment of Soft Tissue Sarcoma: A Clinical Case and an Experimental Model. Int J Oncol 20: 839-43, 2002

11. Shoenfeld Y, Gershwin EM Shoenfeld Y, Fishman P: Gamma-globulin inhibits tumor spread in mice. Int Immunol 11:1247-52,1999

12. Shapiro S, Shoenfeld Y, Gilburd B, Sobel E, Lahat N: Intravenous gamma globulin inhibits the production of matrix metalloproteinase-9 in macrophages. Cancer 95:2032-7,2002

13. Bar Dayan Y, Barshack I, Blank M, et al: Antibodies to the cytoplasm, cell membrane and nuclear membrane of malignant neoplasms in pooled normal human polyspecific immunoglobulin G. Int J Oncol 15:1091-6,1999

14. Shoenfeld Y, Levy Y, Fishman P: Shrinkage of melanoma metastases following high dose intravenous immunoglobulin treatment. Isr Med Assoc J 3:698-9,2001

15. Angelucci A, Gravina GL, Rucci N, Festuccia C, Muzi P, Vicentini C, Teti A, Bologna M. Evaluation of metastatic potential in prostate carcinoma: An in vivo model. Int J Oncol. 25:1713-20,2004

16. Kobayashi N, Kuramoto T, Chen S, Watanabe Y, Takakura Y. Therapeutic effect of intravenous interferon gene delivery with naked plasmid DNA in murine metastasis models. Mol Ther. 6:737-44,2002

17. Ozzello L, Habif DV, De Rosa CM, Cantell K. Effects of intralesional injections of interferons-alpha on xenografts of human mammary carcinoma cells (BT20 and MCF-7). J Interferon Res. 8:207-15,1988

18. Zacchigna S, Zentilin L, Morini M, Dell'Eva R, Noonan DM, Albini A, Giacca M. AAV-mediated gene transfer of tissue inhibitor of metalloproteinases-1 inhibits vascular tumor growth and angiogenesis in vivo. Cancer Gene Ther. 11:73-80,2004

APPENDIX 2

Budget

Four quarterly equal installment of:

50,000$ +V.A.T

Starting 10 days after signing of the contract

Schedule B

WARRANTS OF THE SPONSOR

Name of the Directive: Regulation for Clinical Trials	Date: November
Additions and Appendices	

Appendix No. 4 –page 1 of 3
Warrants of the Sponsor

Name of Investigational Product/Device: IVIG
Topic of the Clinical Trial:
Name of Principal Investigator
Name of Medical Institution
Department
Name of Sponsor and Address:
Name of Sponsor's Delegated Representative and Address:

1) The commercial company/the grantor (hereinafter "THE SPONSOR") undertakes to avoid making references, directly and/or indirectly, in commercial publications, to the name of the medical institution (hereinafter, "THE INSTITUTION") and/or the investigator and/or any employee connected with the research and the results thereof.

   The Sponsor undertakes to avoid using the name of the institution and/or the investigator and/or any employee connected with the research, in it's commercial publications as parties recommending the quality and/or the investigational product and/or the drug and/or the medical device etc. (hereinafter "THE INVESTIGATIONAL PRODUCT"), with regard to the effectiveness of the use thereof.

2) The Sponsor undertakes, in the event that it decides to do so, to publish the results of the research in full and to avoid quoting matters out of context.

3) Nothing in the restrictions specified in clauses 1-2 above prevents the Sponsor from quoting published articles, which were published while indicating the scientific source of the data (e.g. a scientific convention, scientific paper).

4) Subject to the above, the Sponsor is entitled to demand a stay of publication in respect of research which is in its initial development stages or in new indications to registered investigational product for which basic registration procedures has not been completed. In such instances and stages only the investigators and/or institution must refrain from publishing the research without the approval of the financing Sponsor.

5) Upon finding out the occurrence of a serious and unanticipated adverse event which may possibly lead to deterioration in the patient's health, or may cause irreversible damage to his/her health, the investigator will report this adverse event immediately, and not later than twenty four hours, to THE SPONSOR and to the Institution Helsinki committee. The company will act without delay and with all its means to assess the level of risk to other participants in the study and will accordingly guide the investigator on future actions. Notwithstanding, the investigator and/or the Institution Helsinki committee have the right to stop the participation in the study of an individual or of all patients at this institution. The investigator will report on such action to THE SPONSOR and the Ministry of Health.

6) The Sponsor declares it is aware that financing of the research does not grant it any preferences in the registration of the investigational product at the competent authorities.

7) The Sponsor will provide indemnity and insurance to the patients, the medical staff and the medical institution against a third party claim, during the study and after its completion, arising out of or resulting from the clinical study. The sum of the insurance should amount at least to the sum currently provided to the institution's physicians by the State purchased insurance. This indemnity is subjected to the following conditions:

   a) The investigator and the institution and their employees have been free of intentional or negligent acts or omissions or actions that do not comply with the terms of the protocol or the relevant laws and regulations of the State of Israel or the ICH-CGP and the EN-540 guidelines.
   b) The Sponsor is notified of any claim or potential claim as soon as the investigator and or the institution and its employees becomes aware of it;
   c) The investigator, the medical institution and its employees will afford the Sponsor, according to its written request, reasonable assistance, in connection with any such claim or proceedings, which are served against it, as noted above.

8) The Sponsor undertakes to supply the institution with the investigational product, for the duration of the study and until its completion, free of charge. In addition, the commercial company undertakes to cover all other study related additional costs of the medical institution, providing such costs do not result from services which are part of the acceptable clinical practice of treatment of the patients.

9) If, at the end of the study, it would be clear and recommended by the principal investigator, that the medical benefit of a patient participating in the study necessitates continuation of his/her treatment with the investigational product, then:

a) If the investigational product has been cleared for marketing in Israel: The Sponsor undertakes to continue and supply the investigational product free of charge, also after the completion of the clinical trial, as long as the investigational product is not included for reimbursement in the National Health Basket or in the Health Basket of the specific Sick Fund of the individual patient, and providing there is no alternative treatment for this patient - for a period of up to three years.

b) If the investigational product has not yet been cleared for marketing in Israel: The Sponsor undertakes to continue and supply the investigational product free of charge, also after the completion of the clinical trial, as long as the development of this investigational product, for the trial indication is continued, and as long as the investigational product is not cleared for marketing in Israel, and providing there is no alternative treatment for this patient - for a period of up to three years.

The decision whether the condition stated above exists for an individual patient who has participated in the study, will be taken by the Institutional Helsinki Committee. The company and the principal investigator have the right to appeal this decision to the National Helsinki Committee of the Ministry of Health.

10) When relevant, treatment with the investigative product can be given in the framework of a Continuation Protocol, which has been approved by the Sponsor, the Principal Investigator, and the Institutional Ethics Committee. The protocol will also be approved by the Ministry of Health in the event that the first protocol was approved by it.

10) This appendix constitutes an integral part of the agreement between ____________________, and the institution, and its provisions overrule any other provisions included in the agreement.

The Sponsor:

________________	________________	__________
Name	Signature	Date

The Medical Institution:

________________	________________	__________
Name	Signature	Date

The Principal Investigator:

________________	________________	__________
Name	Signature	Date

Addendum B

Directives, Guidelines and Work Procedures Handbook

THE USE OF LABORATORY ANIMALS FOR RESEARCH

The Sheba Medical Center – Tel Hashomer
The Sackler Faculty of Medicine, Tel Aviv University

Prepared by Dr. Kastel, December 1997

General

We are legally, scientifically and morally responsible for all living creatures that are dependent on us, and animals being used for research or teaching fall within this category. Therefore, all people working with animals – be it in maintenance, production, research or teaching – must ascertain that the animals are always handled in the best possible way and that the suffering caused to the animals is kept at an absolute minimum.

Proper maintenance, minimal infliction of pain and the humane treatment of laboratory animals require professional and scientific judgment based on an awareness of both the general needs of each species and the specific requirements pertaining to the research or teaching project in question.

Research should not be conducted on laboratory animals without weighing the value of the information that the research is likely to yield. Research shall not be conducted on animals when similar results can be obtained through alternative methods. If this is not an option, efforts should be made to use the smallest possible number of animals at the lowest level on the phylogenetic scale required to conduct the research. (For the purpose of this document, a research animal is any vertebrate animal secluded from its natural environment and serving for research or teaching purposes.) Suitable buildings and working equipment are essential to the proper care of laboratory animals, however even more crucial are the discretion and genuine concern shown by all those who come into contact with the animals.

In order to fulfill the specified regulations, meet the requirements of the law and the conditions for obtaining research funds, it is mandatory that all individuals using animals read these guidelines and directives and confirm with their signature their commitment to adhere to said guidelines.

The Hospital administration has entrusted the animal research supervision committee – hereinafter the committee – with the responsibility of upholding the terms and directives stemming from the attached Law for the Prevention of Cruelty to Animals (Animal Experiments), 5754-1994.

Committees

The animal research supervision committee – composition and mandate

A. The committee strives to uphold and properly apply the care and experimentation procedures for laboratory animals for the sake of promoting research, medicine and teaching. The committee adheres to the instructions of the law.

B. The committee members are appointed by the Institution's administration. The number of committee members shall be no less than three, and at least one of the committee members shall be a licensed veterinary doctor.

C. The following are the committee's tasks:

   1) To represent the hospital before the National Council on Animal Experimentation.
   2) To follow-up on, inspect and supervise the care and breeding conditions in the animal houses.
   3) To discuss and approve/disapprove applications to conduct research/experiments on animals.
   4) To ascertain that research/experiments on animals are conducted in accordance with the committee's instructions/observations.
   5) To coordinate the periodical reports and forward a summary report on behalf of the hospital to the National Council on Animal Experimentation.

D. Any laboratory in which animal experimentation is being conducted shall be subject to committee member visits. Moreover, any facility housing laboratory animals and any supplier of such animals shall be approved by the above committee.

Application approval by the committee

A. An investigator seeking committee approval shall submit an application form designed for this purpose – see Appendix 5 – and fill out all sections of the application. The investigator shall submit one printed, signed copy of the form to the committee's secretary. The applications shall be reviewed by the committee and if the research conforms to the ethics regulations the committee is bound to, the application shall be approved.

B. During its meeting, the committee shall review all of the applications submitted during the period preceding the meeting. The committee members shall be given the opportunity to go over the applications prior to the meeting.

C. The committee members reviewing the application can approve it, delay the approval, or ask for clarifications, amendments and additional documents. The approval granted to the applicant at this stage is valid for the purpose of submitting applications to research funds. The research pertaining to the application shall only be conducted once the committee grants final approval of the application.

D. It is possible to submit a repeat application to obtain the authorization to conduct an experiment that was already approved in the past. In this case, the application shall include an amended title and research period along with the previous approval. The application shall be submitted as a "follow-up application" to be discussed and approved by the committee according to the standard application procedure.

Animal research – guidelines and inspection

Principles

a) Only animal research conforming to these regulations shall be conducted.

b) Conducting animal research is conditional upon prior approval by the committee overseeing laboratory animal handling and experimentation.

c) The principal investigator is responsible for the research. He must ascertain that the investigators and technicians working with the animals have the proper training and he is obligated to report to the committee and adhere to the guidelines.

d) Animal research shall only be conducted by individuals who were especially trained for this purpose, underwent appropriate in-service training and have written consent from the institution's administration through the animal research supervision committee.

e) All of the experiments and treatments shall be conducted under the supervision of a certified veterinary who shall provide consulting and guidance to those conducting the experiments and ensure the animals' health and well-being.

f) Repeat animal research shall only be allowed upon special authorization from the committee.

g) The use of animals for teaching purposes shall only be allowed once approval for such has been obtained from the committee.

h) Animal experimentation liable to cause pain, suffering or discomfort – as well as all types of surgery – shall be performed under general or local anesthesia, or analgesia in accordance with standard veterinary practice (see Appendix 1).

i) Conducting a painful experiment with central or peripheral muscle relaxation is forbidden without general anesthesia.

j) Pain prevention treatment must be administered to animals in the process of recovering from surgery and the certified veterinary should be consulted accordingly.

k) If the use of anesthetics conflicts with the essence of the experiment, the latter shall only be conducted after special approval is obtained from the committee and assurance is given that alternative means shall be provided to minimize pain and suffering.

l) The use of restraining devices shall be used for the shortest possible time, and only after all other methods not causing such distress were rejected or proved ineffective.

m) Bleeding can be done (a small quantity for diagnostic purposes) without any need for anesthesia. In case of massive bleeding (up to 10% of the overall

blood volume and at a frequency that does not exceed once in 8 weeks), or terminal bleeding, the animal must be to anaesthetized prior to the bleeding.

n) Animals suffering from chronic pain or prolonged discomfort or bleeding that cannot be remedied shall be euthanized.

o) Animal euthanization must be performed by a skilled technician in the least painful and quickest way possible and in accordance with one of the standard methods. For a partial breakdown of the methods, see Appendix 2.

p) Animal euthanization following the experiment shall – when feasible – be performed before they regain consciousness.

q) Should the need arise, following the experiment, the investigator must handle the animals' euthanization, prepare them, seal them in plastic bags and dispose of them in specially designated areas. If the animals are not euthanized immediately after the experiment, the investigator must ensure that they receive a supply of food and water.

r) Any information regarding the use of research animals – as well as regarding the principles, policy, regulations, directives, practical instructions, and the actual use of the animals – shall only be conveyed in coordination with the animal research supervision committee or the hospital spokesperson.

s) Protective clothing: the binding list of protective clothing is that of the clothing approved by the US Food and Drug Administration up to 1996, which shall be available from the committee.

t) All experiments are subject to the instructions of Israeli law and no portion of the principles, general policy or practical instructions regarding implementation shall rule out or detract from the instructions of any law. Being acquainted with the law is incumbent upon each and every user and nobody but the latter – including the institution or any of its managers, officials and/or employees – shall bear the responsibility for the user's failure to be acquainted with the instructions of any law (Enclosed herewith is a copy of the Law for the Prevention of Cruelty to Animals [Animal Experiments], 5754-1994.)

Guidelines pertaining to ordering, caring for and transporting animals

1) Ordering animals:
   The animal house shall be in charge of ordering animals. The supply sources shall be approved by the committee.

2) Animal care:
   General
   The guidelines pertaining to caring for animals shall closely follow those specified in the American NIH handbook entitled "Guide for the Care and Use of Laboratory Animals", a copy of which is available from the veterinary. During the course of the experiment, the animals shall exclusively be kept in the animal house itself or in approved areas. Efforts should be made to conduct the experiments in the workrooms of the animal house itself. If this is not feasible, the animals shall only be taken out of the animal house upon the animal house manager's authorization. An animal which has been removed from the animal house shall not be put back without the animal house manager's special permission. Upon completion of the treatment, the investigator or technician shall ascertain that there is water and food in the cage. Very young animals, which are not euthanized immediately upon their arrival to the animal house, shall only be ordered and cared for with a nursing mother and not alone (one nursing mother for every 10 newborns).

   Entering and working in the animal house is only permissible for individuals who have been duly authorized or when accompanied by them.

3) Animal transportation:
   Maximal measures shall be taken to ensure the animals' well-being during transportation. They shall only be carefully transported in vehicles especially designed for this purpose and unnecessary loading and unloading shall be avoided. Aerial transportation shall conform to YATA directives.

4) Irregular maintenance agreements:
   Investigators who require separate rooms from the other investigators due to special requirements (biohazard, specific daylight hours, use of special equipment, etc.) shall be able to receive them through advance coordination with the animal house manager. These rooms shall be made available for a limited and pre-defined period of time. Investigators who wish to care for their animals by themselves(due to special zootechnical techniques or unique

animals or pathogens) shall schedule the treatments with the animal house manager. In the event of any irregular maintenance or treatment, a written agreement shall be drawn between the animal house and the investigator.

5) Guideline pertaining to the evacuation of animals following research experiments:

In order to reduce to a minimum the risk of spreading infectious diseases – which could harm other animals as well as the employees themselves – in the animal house, certain regulations must be adhered to in all matters pertaining to the evacuation of animals and cages following research experiments.

The following are the regulations to be followed:

1) Evacuating dead animals

   a. The investigator shall place the animals into plastic bags, after which they will be stored in coolers designed for this purpose and incinerated under the animal house's responsibility. In the event that dead animals are only placed in the cooler until they are necropsied, this must be clearly indicated on the bag in order to ensure that they are not taken away for incineration.

      In any case, carcasses should not be left in the cages or on the floor or in dumpsters, but only in refrigerators.

   b. The investigator shall take the cages with shavings to evacuation areas designed for this purpose. The identification tags should not be removed from the cages.

   c. Biological material designated for burial (as opposed to elimination) must be wrapped in a plastic bag and marked with a tag indicating: date, type of material and a note of caution against sending it for incineration. It must then be placed in the above-mentioned freezer in an appropriately designated separate compartment (or in the refrigerator if the material need only remain there for a few hours).

2) Evacuating rodents designated for euthanization

   a. The investigator shall transport live rodents to the evacuation areas in their cages (see section 1b). The cages must be equipped with food and water and the identification tags should not be removed from the cages.

   b. The investigator shall store animal carcasses along with the shavings in plastic bags and deliver them to the incinerator employee in the

animal house. No more than 20 rodent carcasses shall be placed in a single bag. The bag must bear an ID sticker as well as the investigator's name.

3) Employee protection

a. Any person who comes into contact with an animal on behalf of the institution must be familiar with the main diseases likely to be transmitted to human beings by the animals he works with and he must adopt as many preventive measures as possible to protect himself from being infected by these diseases.

b. All individuals working with dogs or cats must be cognizant of, and adhere to, the rabies prevention directives. Moreover he must commit to the above on a declaration form for ordering dogs/cats provided by the animal house.

c. All animals that were injected, ordered or treated with radioactive material shall be kept in a specially designated area in the animal house. The investigator shall coordinate the experiment, the maintenance as well as the disposal of the waste and the dead animal with the person in charge of radioactive safety and with the animal house manager.

d. Any preparation of biological origin designated for injection (tissue extract, cell cultures or their growth fluids, isolated segments of cell cultures, etc.) shall be examined by the animal house laboratory and only admitted to the animal house once approval has been received.

e. The research animals shall not be injected with biological preparations which pose a treat to humans because they contain contaminants that are pathogenic to humans or are suspected of being infected with these contaminants until they receive written authorization to do so from the institution's safety committee and from the animal house management.

Animal room – work regulations

General

The animal room serves to care for and store animals, maintain their health and growth and monitor their quality for research purposes. Individuals using these animals have a significant effect on the conditions of the animals they work with and even on the fate of other animals in the room. Failing to adhere to proper work habits is liable to lead to the spread of disease in the animal house, which could affect the employees as well. Maintaining a high level of health among the animals is a prerequisite for achieving a high research standard and is conditional upon a meticulous adherence to the work regulations binding all doctors, investigators, technicians and animal caregivers. The aim of distributing the following directives is to enhance the quality of animal-related research, as well as prevent and reduce to an absolute minimum the suffering caused to the animals while they are kept in the animal room and both during and following the experiments. The objective is also to uphold a high sanitation level in order to prevent the infiltration and spread of contaminants to and within the animal room and laboratory.

In order to ensure that these objectives are met, it is essential that all individuals using the animals have the required know-how to proceed appropriately and that the directives be meticulously adhered to. Accordingly, all employees are obligated to read the directives specified herewith.

Instructions

1) The animal room must be locked. Admittance to this room shall only be granted to investigators or under their close supervision. Guests or visitors shall not be allowed to enter the room unless they obtain the investigators' authorization to do so or are accompanied by them. It is forbidden to occupy the animal room for any purpose other than working with the animals. While working in the animal room, the door must be closed with the handle. Reports must be submitted regarding animals escaping from their cages. The investigator in charge of the cage is also responsible for catching the animals that escaped.
2) Animals should not be kept – for any length of time – out of their animal room cage or any other space allotted to them by the veterinary supervising them.
3) Cages:

   Dogs, cats, rabbits and small rodents shall be kept in cages meeting international standards (NIH and/or standards of the National Council when they are published).

Each cage shall bear an ID card indicating the species, the gender, the number of animals in the cage, its date of birth (at least the estimated date), its date of arrival to the animal room, the estimated date of the completion of the scheduled experiment, and the name of the investigator working with it. The card must further indicate treatments administered during the experiment and – as the need arises – special instructions for the animals' caregiver.

Space allocation:

The cage space allotted to animals varies depending on the size of the animal, the size of the cage and the size of the room.

Rats: Only one animal shall be kept in small plastic cages. Large plastic cages can accommodate rats as per the following specifications: up to 7 animals weighing up to 100 grams, up to 5 animals weighing between 100 and 200 grams, and up to 4 animals weighing in excess of 200 grams.

All of the animals kept in a single cage must be of the same sex, unless they are being used for breeding purposes, in which case up to two females shall be kept with each male.

With regard to cats and rabbits, efforts should be made to keep a single animal in each cage and in any case, each cage should contain no more than two animals. Cats in the same cage shall be of opposite sex, whereas rabbits kept in the same cage shall be of the same sex.

4) The incidence of animal purchases, breeding and maintenance shall be commensurate – and no higher than – the anticipated requirements according to which the orders are placed. The only research animals in the animal room shall be those required for research purposes.
5) Working with animals requires conditions of maximal cleanliness and hygiene. Direct skin contact with the animals, their food and their water should be avoided.
6) Smoking and eating as well as all food and food products are strictly forbidden in the animal room.
7) Stressful situations may lead to an outburst of latent disease factors which may become violent or even fatal. Due to crowding in the animal room, this sort of outburst could spread quickly. Therefore, in order to reduce stress, the animal room must be kept quiet and unnecessary noise should be avoided (such as slamming the doors of the cages or the room itself or dragging metal cages on the floor, etc.).
8) The use of ether, chloroform or other volatile or flammable substances is forbidden in the animal room.

9) Once the cage has been properly taken care of, it must be equipped with food and water, well closed, and only then returned to the shelf in the animal room.

10) Efforts should be made to keep the equipment used in the animal room on a permanent basis, rather than interchanging it with similar equipment located in other rooms. Similarly, using the equipment in other rooms for the purpose of working in the animal room should be avoided.

11) It is strictly forbidden to store animal cages – be they occupied or empty, dirty or clean – on the room's floor or in the hallway. Dirty cages – including the shavings they contain – should be stored in an area designated for this purpose.

    The animal caregiver shall be in charge of keeping the used shavings in a closed plastic bag (to be placed outside of the animal room and disposed of on the same day by the cleaner) and disinfecting the cages with a foaming Polydine solution wash. Used feed or equipment should not be stored with the clean stock designated for future use.

12) Once a week, the animal room must be thoroughly cleaned – namely removing dust from the air vents, the ventilation filters and the lamps, and washing the floor, the walls, the shelves and the carts with disinfectant. Once a month, the entire animal room must be disinfected by spraying the area with disinfectant with the use of a blower.

    The animal room floor shall be washed daily after the animals have been cared for.

13) The animal caregiver is in charge of their routine daily care, the primary supervision of their status, as well as the daily cleanliness of the animal room. Each investigator must make the necessary information available to the caregiver in order to enable him to optimally fulfill his role – including meticulously filling out the ID card on the cages and adhering to the special handling instructions it specifies.

    Furthermore, any irregular manifestation in the animals' condition must be reported – namely behavioral changes, abdominal swelling, diarrhea, bald patches in the animals' fur, skin defects with or without secondary infection, wounds or bleeding from body orifices, hair bristling, weakness or apathy, sounds of coughing or sneezing, unusual discharges, failing to eat or drink for a long period of time, etc.

APPENDIXES

Appendix 1 – Partial breakdown of anesthesia methods

1) Mice and rats: 1) Injection of Nembutal (a barbiturate at a concentration of 60 mg per ml). For small mice and rats, the substance should be diluted at a 1:10 ratio in a normal saline solution and 0.1 ml should be injected into the stomach cavity (intraperitoneal) for every 10 g of body weight. For large rats, there is no need to dilute the substance and 0.1 ml can be injected for every 100 g of body weight. 2) Injection of Ketamine + Rompon 2%. A solution of 1 ml at a ratio of 0.15 ml of Rompon 2% + 0.85 ml Ketamine (Vetalar 100 mg/cc). 0.1 ml of this solution for each 100 g of body weight must be administered.
2) Rabbits: 1) Intravenous injection (Loride) of a mixture consisting of 70% Ketamine and 30% Rompon (of 20 mg/ml). 0.1 ml for each kg of body weight of this mixture should be injected. 2) Subcutaneous injection of Combelen at a volume of 0.1 ml for each kg of body weight. A subcutaneous injection of Atropine at a volume of 0.1 mg per kg must also be administered. Within about 10 minutes, an intravenous injection of Ketamine at a dose of 22-44 mg per kg must be administered.
3) Guinea pigs: As for rabbits, only via intramuscular injection and at a 20% higher dose.
4) Cats: 1) Subcutaneous or intramuscular injection of a mixture of 0.1-0.2 Rompon 2% (1 mg/kg of body weight) and 0.5-0.7 ml Ketamine (15-20 mg/kg of body weight)
5) Dogs: 1) Subcutaneous or intramuscular injection of Rompon or Combelen and within about 10 minutes, an intravenous injection of Nembutal or Penthotal at a dose of 20-30 mg per kg of body weight. 2) Preparing a solution at a 1:1 volume ratio of Ketamine (Vetalar mg/100 ml) Valium mg/10 ml. An intravenous injection at a volume of 1 ml per 10 kg of body weight.

Further information regarding anesthesia methods is available from the veterinary.

Appendix 2 – Euthanasia methods

When selecting the appropriate euthanasia method, several criteria need to be taken into account:

- The ability to euthanize without pain
- The time required to achieve loss of consciousness
- The time required to achieve death
- The method's reliability
- Employee safety
- The ability to minimize psychological distress as much as possible
- Tailoring to research requirements
- Cost

Partial breakdown of euthanasia methods:

- Carbon dioxide (CO_2) – A slow flow of CO_2 is directed into a closed chamber in which the animal is placed. It is forbidden to pack animals together within the chamber.
- Chloroform – The animal is placed in a closed container containing chloroform-soaked cotton wool.
- Barbiturate overdose – injecting a dose of Nembutal that exceeds 120 mg per kg of body weight. Anesthetized animals can be injected with KCL intravenously.
- Cervical dislocation in mice – only recommended in cases where chemical intervention is liable to impede the research study's results.
- Decapitation for rats – an effective, rapid method. Its drawback lies in its lack of aesthetics.

The investigator must ascertain that the animal is dead following these procedures.

Appendix 3 – Animal houses within the Sheba Medical Center's vicinity, Tel Hashomer

Telephone	Comments	Person in charge Caregiver	Animal type	Department
2939 2006		Dr. Mark Dror Caregiver-Tommer	Mice	Lipids
3500 3501 3458 (lab)		Dr. Rubinstein Caregiver-Albert	Rabbits, mice, sometimes guinea pigs	Infectious Diseases
2676 Haim 2461 2421	The hospital's incinerator is located in this animal house – belongs to the public health services.	Dr. Ella Mendelssohn Caregiver-Haim	Guinea pigs, mice, rats, fowl	Virology
3361		Prof. Miri Scheinfeld	Mice, rats, rabbits	Autoimmunity
2624 2655		Prof. Rosenthal	Rats	Hypertension
3454 3320		Dr. Kobi Hermon	Rats	Psychiatry
2614	Belongs to Tel Aviv University	Prof. Eldar Dr. Didi Kastel Caregiver-Reuven	Rats, rabbits, mice, guinea pigs, cats, goats	Cardiac Research Institute
2954 2957	Belongs to Tel Aviv University	Prof. Savyon Caregiver-Moshe	Rats, rabbits, cats	Eye Research Institute
3564	Belongs to the IDF	Shmuel Strasbourg Benny Hengel	Rats, mice	Heller Institute

Appendix 4 - Training employees involved in animal research

Any person currently or planning to be involved in animal research must have the appropriate training to work with animals. In order to ensure the expertise of all those involved in animal research, any person working with animals must follow an appropriate (training) course on the institution's behalf and under its responsibility and obtain a written authorization as to whether the institution deems him or her appropriately skilled to work with animals. This authorization can also be issued to individuals who have not taken a training course, however the Council recommends that all persons – even those with vast experience in animal research – follow the above-mentioned course.

The institution authorized to conduct animal research shall be responsible for issuing a written approval regarding a person's qualifications to conduct animal research. This approval shall be kept by the Institution and available to be presented to the Council on Animal Experimentation (hereinafter the Council) or to a representative on its behalf. Should the institution house an internal committee that has been approved by the Council as the body in charge of animal research in the approved institution, the authorization to work with animals must be signed by the committee chairman and a certified veterinary of the institution. If there is no internal committee in the approved institution, the institution's general manager or a person appointed on his behalf ,as well as a certified veterinary of the institution, shall be required to sign the authorization.

A person who conducts animal research without the above approval shall be deemed to have broken the Law for the Prevention of Cruelty to Animals (Animal Experiments), 5754-1994 and shall be subject to the stipulations of the penal code.

Appendix 5 - Sample approval application form to work with animals

The National Council on Animal Experimentation
The Sheba Medical Center

Application to conduct experiments on animals

General instructions:

a) In 1994, the Israeli Knesset legislated two laws on the subject of animal protection. One of them addresses the regularization of experiments conducted on animals. The Ministry of Health is in charge of executing the law, which is implemented by the National Council on Animal Experimentation (hereinafter the Council).

b) In the State of Israel, conducting experiments on animals is only permissible within the confines of the Law for the Prevention of Cruelty to Animals (Animal Experiments), 5754-1994 (hereinafter the law).

c) You are required to read the law and confirm this fact by signing this document. We recommend that you also read the Law for the Prevention of Cruelty to Animals (Animal Protection), 5754-1994.

d) The law states that no experiments shall be conducted on animals if there are suitable alternatives. (In 1995, the Council determined that the binding alternatives in the State of Israel are the alternatives which were approved up to 1995 by the US Food and Drug Administration). You are requested to review the attached list and confirm, with your signature, that the research you plan to conduct is not included in this list. The Council shall update the list occasionally. The version that is currently binding by law is Alternatives, 1996 edition.

e) As specified in clause 14 of the law, the latter enables certain institutions – which obtained the National Council's approval – to set up an internal committee (hereinafter the committee) to grant the appropriate approvals, provided the requirements of the law have been met. This questionnaire was designed to ascertain that the requirements of the law have been met. The committee must inform the Council of the approvals it has granted.

f) If the experiment involves the use of dangerous substances (biological, chemical or physical factors), it is necessary to further obtain approval from the institution's safety committee.

g) Approval to conduct experiments on animals shall be granted to the investigator who undertakes to do his work exclusively in facilities designed for this purpose and approved by the institution's committee.

h) Signing this form binds the investigator to conforming to the regulations specified in the handbook on "Animal research – regulations and work procedures", which was adopted by the committee and approved by the Council, according to clause 12 of the law.

Good luck with the research!

a) Particulars of the investigator submitting the application

Name of the investigator submitting the application: ______________________
Department: ______________________
Names of co-investigators: ______________________
Building, room and telephone number: ______________________
____

Research topic in Hebrew: ______________________
____

Research topic in English: ______________________
____

b) Breakdown of the requirements for the research animals

Source of animal	Research period	Number of animals	Gender	Age	Species	Animal type

c) Research objective

Describe the objective of the animal research study.

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____
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____

Please attach a summary of the research (the committee is entitled to receive the full proposal upon request).

d) Briefly describe the reason for using animals for this research study as well as the reason for the type and number of animals.

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____
____
____
____

e) Briefly describe the animal research procedure as well as the treatments involved and the animals' fate once the research has been completed – including the anesthesia and euthanasia methods to be adopted.

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____

____

____

____

f) If the research involves treatments liable to cause pain and suffering to the animals during and after the research, please indicate the methods to be adopted and actions taken to reduce the pain and suffering.

____

____

____

____

____

Please indicate whether this is a new research study or a follow-up to an existing research study: ______________________________

g) Signature:

By signing this form, the investigator confirms the following:

1. I have read the Law for the Prevention of Cruelty to Animals (Animal Experiments), 5754-1994 and undertake to conform to its instructions.
2. I have read the institution's directives and instructions handbook on the subject of animal research and undertake to act according to these instructions and to the general directives of the Council.
3. I have read the list of alternatives (edition...) and I declare that the research I plan to conduct does not have an alternative that is included in this list.
4. I have undergone training in conducting experiments and minimizing pain.
5. I shall make sure that those who work in my laboratory as part of this research study shall undergo training in conducting experiments and minimizing pain before they begin to participate in the animal research.

Signature: ______________

Date: ______________

h) To be completed by the chairman of the animal research committee:

1. The research proposal has been reviewed and approved. The committee is further convinced that the research objectives cannot be achieved by means of reasonable alternative methods.
2. The experiment shall only be approved provided that changes are made to the research protocol (see attached letter).
3. The research proposal has not been approved (see attached letter).

Signature: ______________________

The animal research committee

Date: ______________________